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                                                                      EXHIBIT 23

                         CONSENT OF SMITH & GESTELAND

        We consent to incorporation by reference in the registration statement (No. 33-43880) on Form S-3 of Baylake Corp. ("Baylake") and the registration statement (No. 33-77498) on Form S-8 of Baylake of our report dated January 30, 1996 relating to the consolidated balance sheets of Baylake and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholder equity and cash flows for each of the years ended December 31, 1995, 1994, and 1993, which report appears in Baylake's Annual Report on Form 10-K for the year ended December 31, 1995.


                                                /s/ Smith & Gesteland

Madison, Wisconsin                              SMITH & GESTELAND
March 29, 1996